Exhibit 99.1

Contacts:

Vincent Zanna

Vice President, Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS

NEW YORK, March 18, 2015 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and fiscal year ended January 31, 2015.

Fourth Quarter highlights:

•

Total revenues increased 3% to $705.3 million. Comparable company sales decreased 3% following an increase of 3% in the fourth quarter last year. Total e-commerce sales increased 4% to $247.8 million following an increase of 10% in the fourth quarter last year.

•

J.Crew sales decreased 0.1% to $620.7 million. J.Crew comparable sales decreased 5% following an increase of 3% in the fourth quarter last year.  Madewell sales increased 33% to $73.7 million. Madewell comparable sales increased 14% following an increase of 10% in the fourth quarter last year.

•	Gross margin was 34.5% compared to 36.8% in the fourth quarter last year.
•	Selling, general and administrative expenses were $236.2 million, or 33.5% of revenues, compared to $213.8 million, or 31.2% of revenues in the fourth quarter last year.
•

Operating loss was $18.7 million compared with operating income of $37.6 million in the fourth quarter last year. The operating loss includes a non-cash charge of $26.0 million related to the finalization of the third quarter goodwill impairment.

•	Net loss was $30.6 million compared with net income of $5.9 million in the fourth quarter last year. The net loss reflects the impact of the finalization of the third quarter goodwill impairment.
•

Adjusted EBITDA was $42.1 million compared to $75.7 million in the fourth quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Fiscal 2014 highlights:

•

Total revenues increased 6% to $2,579.7 million. Comparable company sales decreased 1% following an increase of 3% last year. Total e-commerce sales increased 9% to $826.2 million following an increase of 16% last year.

•

J.Crew sales increased 4% to $2,295.1 million. J.Crew comparable sales decreased 2% following an increase of 3% last year.  Madewell sales increased 35% to $245.3 million. Madewell comparable sales increased 14% following an increase of 9% last year.

•	Gross margin was 37.6% compared to 41.4% last year.
•	Selling, general and administrative expenses were $846.0 million, or 32.8% of revenues, compared to $754.3 million, or 31.1% of revenues, last year.
•	Operating loss was $585.0 million compared with operating income of $249.9 million last year. The operating loss includes non-cash impairment charges of $710 million.
•

Net loss was $657.8 million compared with net income of $88.1 million last year. The net loss reflects the impact of (i) non-cash impairment charges and (ii) the loss on refinancings incurred in connection with the refinancing of our term loan facility, the redemption of our senior notes and refinancing of our ABL facility.

•

Adjusted EBITDA was $255.2 million compared to $370.2 million last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $111.1 million compared to $156.6 million at the end of the fourth quarter last year.
•

Total debt, net of discount, was $1,548 million reflecting the new senior secured term loan which matures in 2021. Total debt of $1,567 million in the fourth quarter last year consisted of (i) the former senior secured term loan of $1,167 million and (ii) senior unsecured notes of $400 million, which were refinanced and redeemed in the first quarter of fiscal 2014.

•

Inventories were $367.9 million compared to $354.0 million at the end of the fourth quarter last year. Inventories increased 4% and inventories per square foot decreased 6% compared to the end of the fourth quarter last year.

Impairment

During the first half of fiscal 2014, the Company determined that there was substantial deterioration in the excess of fair value over the carrying value of its Stores reporting unit.   During the third quarter, the Company saw a further significant reduction in the profitability of its Stores reporting unit, primarily driven by performance of women’s apparel and accessories in stores. As a result of current and expected future operating results, the Company concluded that the carrying value of the Stores reporting unit exceeded its fair value and recorded a non-cash goodwill impairment charge of $562 million, of which $26 million was recorded in the fourth quarter.  Additionally, the Company recorded a non-cash impairment charge of $145 million to write down the intangible asset related to the J.Crew trade name.

These impairment charges do not have an effect on the Company’s operations, liquidity or financial covenants, and do not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands. If operating results continue to decline below the Company’s expectations, additional impairment charges may be recorded in the future.

Operating Segments

In the fourth quarter of fiscal 2014, the Company changed its operating segments and reporting units to align with its omni-channel strategy, which focuses on a seamless approach to the customer experience through all available sales channels. Prior to such change, as a multi-channel retailer, the Company allocated resources to its channels, Stores and Direct. As an omni-channel retailer, the Company now allocates resources to its brands. Therefore, the Company has determined its operating segments to be J.Crew and Madewell, which have been aggregated into one reportable segment. The goodwill allocated to the J.Crew and Madewell reporting units is $1,017 million and $108 million, respectively.

Refinancings

On March 5, 2014, the Company refinanced its term loan facility, the proceeds of which were used to (i) refinance amounts outstanding under the former senior secured term loan of $1,167 million and (ii) together with cash on hand, redeem in full the outstanding senior notes of $400 million, and to pay fees, call premiums and accrued interest.  The maturity date of the new term loan facility is March 5, 2021.  The refinancing will result in an annual savings of $16 million in interest expense.

     On December 10, 2014, the ABL Facility was amended to among other things, (i) increase the revolving credit commitments from $250 million to $300 million, (ii) extend the maturity, and (iii) reduce the pricing on loans and letters of credit. Any amounts outstanding under the ABL Facility are due and payable in full on December 10, 2019.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuers’ subsidiaries, and (iii) not guaranteed by any of the Issuers’ subsidiaries, and therefore are not recorded in the Company’s financial statements. The Company declared dividends to the Issuer in the first and third quarters of fiscal 2014 to fund the semi-annual interest payments due May 1, 2014 and November 3, 2014. Additionally, while not required, the Company intends to pay dividends to the Issuer to fund future interest payments, which would aggregate to $174 million through the remainder of the term if all interest on the PIK Notes is paid in cash.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) e-commerce net sales, and (iii) shipping and handling fees. The Company also considers gross profit and selling, general and administrative expenses in assessing the performance of our business.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 18, 2015, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until March 25, 2015 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13602345.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 18, 2015, the Company operates 282 J.Crew retail stores, 85 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 139 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and the indebtedness of our indirect parent, for which we pay and intend to continue to pay dividends to service such debt, and our substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
Net sales:
J.Crew	$620,685	$621,579	$2,295,109	$2,212,684
Madewell	73,657	55,177	245,340	181,401
Other	10,998	9,461	39,246	34,172
Total revenues	705,340	686,217	2,579,695	2,428,257
Cost of goods sold, including buying and occupancy costs	461,820	433,606	1,608,777	1,422,143
Gross profit	243,520	252,611	970,918	1,006,114
As a percent of revenues	34.5%	36.8%	37.6%	41.4%
Selling, general and administrative expenses	236,229	213,812	845,953	754,345
As a percent of revenues	33.5%	31.2%	32.8%	31.1%
Impairment losses	26,000	1,201	709,985	1,874
Operating income (loss)	(18,709)	37,598	(585,020)	249,895
As a percent of revenues	(2.7)%	5.5%	(22.7)%	10.3%
Interest expense, net	17,210	25,834	74,352	104,221
Loss on refinancings	174	—	58,960	—
Income (loss) before income taxes	(36,093)	11,764	(718,332)	145,674
Provision (benefit) for income taxes	(5,502)	5,847	(60,559)	57,550
Net income (loss)	$(30,591)	$5,917	$(657,773)	$88,124

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	January 31, 2015	February 1, 2014
Assets
Current assets:
Cash and cash equivalents	$111,097	$156,649
Inventories	367,851	353,976
Prepaid expenses and other current assets	60,734	56,434
Deferred income taxes, net	19,280	11,831
Prepaid income taxes	—	2,782
Total current assets	558,962	581,672

Property and equipment, net	404,452	375,092

Deferred financing costs, net	22,883	41,911

Intangible assets, net	836,608	992,735

Goodwill	1,124,715	1,686,915

Other assets	3,993	3,895
Total assets	$2,951,613	$3,682,220

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$244,367	$237,019
Other current liabilities	155,697	154,796
Interest payable	5,408	18,065
Income taxes payable	3,192	—
Current portion of long-term debt	15,670	12,000
Total current liabilities	424,334	421,880

Long-term debt, net	1,532,769	1,555,000

Lease-related deferred credits, net	112,153	93,788

Deferred income taxes, net	323,767	389,403

Other liabilities	42,566	31,729

Stockholders’ equity	516,024	1,190,420
Total liabilities and stockholders’ equity	$2,951,613	$3,682,220

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
Net income (loss)	$(30.6)	$5.9	$(657.8)	$88.1
Provision (benefit) for income taxes	(5.5)	5.9	(60.6)	57.6
Interest expense (including the loss on refinancings)	17.4	25.8	133.3	104.2
Depreciation and amortization (including intangible assets)	29.5	25.1	109.4	95.4
EBITDA	10.8	62.7	(475.7)	345.3
Impairment losses	26.0	1.2	710.0	1.9
Share-based compensation	1.5	1.4	6.0	5.8
Amortization of lease commitments	1.1	1.8	4.5	1.2
Sponsor monitoring fees	2.7	2.5	10.4	9.9
Dividend equivalent	—	6.1	—	6.1
Adjusted EBITDA	42.1	75.7	255.2	370.2
Taxes paid	(0.1)	(14.6)	(4.0)	(53.4)
Interest paid	(19.0)	(15.6)	(93.0)	(92.2)
Changes in working capital	52.9	65.2	(0.1)	7.9
Cash flows from operating activities	75.9	110.7	158.1	232.5
Cash flows from investing activities	(28.4)	(28.8)	(132.7)	(131.4)
Cash flows from financing activities	(13.3)	(2.4)	(69.5)	(12.0)
Effect of changes in foreign exchange rates on cash and cash equivalents	(2.6)	(0.8)	(1.4)	(0.9)
Increase (decrease) in cash	31.6	78.7	(45.5)	88.2
Cash and cash equivalents, beginning	79.5	77.9	156.6	68.4
Cash and cash equivalents, ending	$111.1	$156.6	$111.1	156.6

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

(unaudited)

	Fiscal 2014 (Actual)
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter	451	7	—	458
2nd Quarter	458	10	(1)	467
3rd Quarter	467	28	—	495
4th Quarter	495	10	(1)	504

	Fiscal 2014 (Actual)
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter	2,585,539	34,229	(147)	2,619,621
2nd Quarter	2,619,621	54,303	(7,524)	2,666,400
3rd Quarter	2,666,400	136,975	—	2,803,375
4th Quarter	2,803,375	50,919	(5,972)	2,848,322

	Fiscal 2015 (Projected)
	Total stores open at beginning of the year	Number of stores opened during the year(2)	Number of stores closed during the year(2)	Total stores open at end of the year
Fiscal year	504	52	(3)	553

	Fiscal 2015 (Projected)
	Total gross square feet at beginning of the year	Gross square feet for stores opened or expanded during the year	Reduction of gross square feet for stores closed or downsized during the year	Total gross square feet at end of the year
Fiscal year	2,848,322	234,447	(26,121)	3,056,648
(1)	Actual number of stores opened or closed during fiscal 2014 by channel are as follows:

Q1 – One international retail, one factory, and five Madewell stores.

Q2 – Four international retail, four factory, one international factory, and one Madewell store. Close one retail store.

Q3 – Nine retail, two international retail, seven factory, one international factory, and nine Madewell stores.

Q4 – One retail, four factory, and five Madewell stores. Close one retail store.

(2)	The detail of projected number of stores to be opened or closed during fiscal 2015 is as follows:

	Retail	Factory	Madewell	International Retail	International Factory	Total
Open	5	20	20	6	1	52
Close	(3)	—	—	—	—	(3)
Net	2	20	20	6	1	49